EXHIBIT 21.1
Subsidiaries of the Registrant
1.a.k.a. Brands Intermediate Holding Corp. (Delaware)
2.a.k.a. Brands Midco Holding Corp. (Delaware)
3.New Excelerate GP, Limited (Cayman Islands)
4.Excelerate, L.P. (Cayman Islands)
5.AKA Brands, Inc. (Delaware)
6.CK Holdco Pty., Ltd. (Australia)
7.CK Bidco Pty. Ltd (Australia)
8.Culture Kings Group Pty Ltd (Australia)
9.Culture Kings Las Vegas, Inc. (Delaware)
10.Culture Kings Pty Ltd (Australia)
11.Culture Kings USA, Inc. (Delaware)
12.Culture Kings UK Limited (UK)
13.TF Apparel Pty Ltd (Australia)
14.Polly Holdco Pty Ltd (Australia)
15.Polly Bidco Pty Ltd (Australia)
16.Princess Polly Group Pty Ltd (Australia)
17.Princess Polly Online Pty Ltd (Australia)
18.Princess Polly USA, Inc. (Delaware)
19.Princess Polly UK Limited (UK)
20.P&P Intermediate Pty Ltd (Australia)
21.P&P Bidco Pty Ltd (Australia)
22.Petal and Pup Pty Ltd (Australia)
23.Petal & Pup USA, Inc. (Delaware)
24.Petal & Pup UK Limited (UK)
25.mnml Brands LLC (USA)